RESTATED ARTICLES OF INCORPORATION

                                       OF

                    WORLD WIDE WIRELESS COMMUNICATIONS, INC.

Douglas P. Haffer and Harry Kraatz certify that:

     1. They are the duly appointed, qualified President and Secretary of World Wide Wireless Communications, Inc., a Nevada Corporation (the "Corporation").

     2. The Articles of Incorporation of the Corporation are amended and restated in their entirety as follows:

          "ARTICLE I. The name of the corporation is World Wide Wireless Communications, Inc.

          ARTICLE II. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Nevada.

          ARTICLE III. The Corporation is authorized to issue two classes of shares, designated "Common Stock" and "Preferred Stock," respectively. The Corporation is authorized to issue 300,000,000 shares of Common Stock with par value of $0.001, and 10,000,000 shares of Preferred Stock with par value of $0.001.

          The Preferred Stock may be issued in any number of series, as determined by the board of directors. The board may by resolution fix the designation and number of shares of any such series. The board may determine, alter, or revoke the powers, designations, preferences and relative, participating, optional or other rights, if any or the qualifications, limitations or restrictions thereof, pertaining to any wholly unissued class or series of Preferred Stock. The board may thereafter in the same manner increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares thereof then outstanding) the number of shares of any such series.

          ARTICLE IV. Pursuant to Nevada Revised Statutes ("NRS") 78.037 a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, provided, however, that the personal liability of a director or officer shall not be eliminated
          (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of


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          law, or (ii) the payment of distributions in violation of NRS 78.300.

          ARTICLE V. The Corporation shall, to the fullest extent permitted by Nevada Law, indemnify and hold harmless each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed actions, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise in connection with any matter relating to the Corporation's business or affairs, against any losses, claims, damages or liabilities. The right to indemnification conferred in this ARTICLE V shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Nevada Law. The right to indemnification conferred in this ARTICLE V shall be a contract right.

          ARTICLE VI. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Articles of Incorporation, in the manner now or hereafter prescribed by statute, and, with the sole exception of those rights and power conferred under the above ARTICLES IV AND V, all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation."

     3. The foregoing Amendment of the Articles of Incorporation was duly adopted by the shareholders and the Board of Directors of the Corporation in accordance with the provisions of Sections 78.385 and
          78.390 of the Nevada Corporations Code.

          Each of us further declares under penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct of his own knowledge.

          March 6, 2001.

                                             -------------------------------
                                             Douglas P. Haffer, President



                                             --------------------------------
                                             Harry Kraatz, Secretary



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